Exhibit 3.1

Certificate of Amendment
of
Certificate of Incorporation
of
MYMD PHARMACEUTICALS, INC.

MyMD Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) hereby certifies:

1.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 19, 2023 (the “Certificate of Incorporation”).

2.	The Certificate of Incorporation was corrected by the Certificate of Correction thereto, filed with the Secretary of State of Delaware on March 25, 2024.

3.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed amendment to the Certificate of Incorporation.

4.	Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is TNF Pharmaceuticals, Inc. (hereinafter referred to as the “Corporation”).

5.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.	The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be July 22, 2024.

[Signature page follows.]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be executed this 22nd day of July, 2024.

MyMD Pharmaceuticals, Inc.

By:	/s/ Mitchell Glass
Name:	Mitchell Glass, M.D.
Title:	President and Chief Medical Officer